EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 Nos. 333-180905 and 333-180905-01) of Anixter International Inc. and Anixter Inc. and in the related Prospectus of our reports dated February 20, 2014, with respect to the consolidated financial statements and schedules of Anixter International Inc., and the effectiveness of internal control over financial reporting of Anixter International Inc., included in its Annual Report on Form 10-K for the year ended January 3, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, IL

September 18, 2014